Contact:
Mark D. Chen
Chairman of the Board, Chief Executive Officer and President
Pantheon China Acquisition Corp.
86-10-85322720

FOR IMMEDIATE RELEASE

PANTHEON CHINA ACQUISITION CORP.’S
SECURITIES TO COMMENCE SEPARATE TRADING

Beijing, China, January 16, 2007 - Pantheon China Acquisition Corp. (OTC Bulletin Board: PCQCU) announced today that EarlyBirdCapital, Inc., the representative of the underwriters for the Company’s initial public offering of units which took place on December 20, 2006, has notified the Company that separate trading of the common stock and warrants underlying the units would commence on or about January 17, 2007. The common stock and warrants will be quoted on the OTC Bulletin Board under the symbols PCQC and PCQCW, respectively.

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